Investor Contact:                         Media Contact:
Murray Louis                            Dana Grosser
SEI    SEI
+1 610-676-1932                        +1 610-676-2459
mlouis@seic.com                         dgrosser@seic.com
Pages:        9

FOR IMMEDIATE RELEASE

SEI REPORTS THIRD-QUARTER 2012 FINANCIAL RESULTS

Strong Sales Results Continue

OAKS, Pa., October 24, 2012 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for third-quarter 2012. Diluted earnings per share were $.29 in third-quarter 2012 compared to $.27 in third-quarter 2011.

Consolidated Overview	For the Three Months			For the Nine Months
(In thousands, except earnings per share)	Ended September 30,			Ended September 30,
	2012	2011	%	2012	2011	%

Revenues	$251,752	$233,227	8%	730,887	703,480	4%
Net Income attributable to SEI	50,743	49,232	3%	150,263	160,563	(6)%
Diluted Earnings Per Share	$0.29	$0.27	7%	$0.85	$0.86	(1)%

“Continued strong new business sales and growing revenue are the highlights of the third-quarter 2012,” said Alfred P. West, Jr., SEI Chairman and CEO.

“We continue to see growing acceptance of our solutions and services in all markets. We remain confident that the investments we have made and continue to make will significantly enhance long-term shareholder value.”

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2012	2011	%	2012	2011	%
Private Banks:
Revenues	$92,076	$87,697	5%	$268,367	$262,279	2%
Expenses	91,209	85,893	6%	263,612	254,570	4%
Operating Profit	$867	$1,804	(52)%	$4,755	$7,709	(38)%
Operating Margin	1%	2%		2%	3%

Investment Advisors:
Revenues	51,384	46,798	10%	150,227	144,674	4%
Expenses	30,114	28,051	7%	88,440	82,825	7%
Operating Profit	21,270	18,747	13%	61,787	61,849	—%
Operating Margin	41%	40%		41%	43%

Institutional Investors:
Revenues	58,081	52,216	11%	167,293	160,132	4%
Expenses	29,654	25,524	16%	86,494	79,883	8%
Operating Profit	28,427	26,692	7%	80,799	80,249	1%
Operating Margin	49%	51%		48%	50%

Investment Managers:
Revenues	49,311	45,585	8%	142,235	133,478	7%
Expenses	32,122	29,412	9%	92,711	86,693	7%
Operating Profit	17,189	16,173	6%	49,524	46,785	6%
Operating Margin	35%	35%		35%	35%

Investments in New Businesses:
Revenues	900	931	(3)%	2,765	2,917	(5)%
Expenses	3,698	2,429	52%	11,080	8,474	31%
Operating Loss	(2,798)	(1,498)	N/A	(8,315)	(5,557)	N/A
Operating Margin	N/A	N/A		N/A	N/A

Totals:
Revenues	$251,752	$233,227	8%	$730,887	$703,480	4%
Expenses	186,797	171,309	9%	542,337	512,445	6%
Corporate overhead expenses	11,668	11,155	5%	33,830	32,523	4%
Noncontrolling interest reflected in segments	(203)	(373)	N/A	(657)	(1,178)	N/A
Income from operations	$53,490	$51,136	5%	$155,377	$159,690	(3)%

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Third-Quarter Business Commentary:

•
Revenues increased in third-quarter 2012 as compared to both third-quarter 2011 and second-quarter 2012. This was driven by an increase in Asset management, administration, and distribution fee revenues resulting from increased cash flows from new and existing clients and market appreciation in 2012.

•
Our average assets under management, excluding LSV, increased $14.8 billion, or 13 percent, to $132.6 billion in the third-quarter 2012, as compared to $117.8 billion during the third-quarter 2011, and increased $6.0 billion, or five percent, as compared to $126.6 billion during the second-quarter 2012 (See attached Ending and Average Asset Balances schedules for further details).

•
Sales events, net of client losses, during third-quarter 2012 totaled approximately $23.7 million and are expected to generate net annualized recurring revenues of approximately $21.4 million when contract values are fully realized.

•
Income from LSV increased in third-quarter 2012 to $24.9 million as compared to third-quarter 2011 and second-quarter 2012 due to an increase in assets under management. Our ownership interest was 40 percent in second- and third-quarter 2012 and 41 percent in third-quarter 2011.

•
In the third-quarter 2012, SEI decided to discontinue the use of specific functionality within the Global Wealth Platform and incurred $2.7 million of amortization expense related to the remaining net book value of this component. This expense was recognized in the Private Banks segment. Without this expense Private Banks profits for the quarter would have been $3.5 million, which is comparable to second-quarter 2012.

•
Net income attributable to SEI includes gains from SIV securities of $3.4 million in third-quarter 2012 compared to losses of $0.8 million in third-quarter 2011 and a gain of $1.1 million in second-quarter 2012.

•
The effective tax rates were 39.0 percent in the third-quarter 2012 and 33.8 percent in the third-quarter 2011. The increase in the tax rate was due to the accrual of taxes on the cumulative undistributed earnings of SEI Asset Korea, offset by certain tax planning strategies which benefited the tax rate in third-quarter 2011. As a result of the sale of SEI Asset Korea, the Company no longer considers the undistributed earnings to be indefinitely reinvested and therefore accrued U.S. deferred taxes on the cumulative undistributed earnings of SEI Asset Korea.

•	In the third-quarter 2012, SEI purchased 1.55 million shares of its common stock for $33.6 million.

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Earnings Conference Call
A conference call to review earnings is scheduled for 2:00 PM ET on October 24, 2012. Investors may listen to the call at www.seic.com/investors or listen at www.earnings.com, a service of Thomson Streetevents. The call may also be accessed at numerous financial services web sites including AOL and Yahoo. Investors may also listen to replays at these web sites, or by telephone at (USA) 1-800-475-6701; (International) 320-365-3844, access code 268471.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2012, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $448 billion in mutual fund and pooled or separately managed assets, including $195 billion in assets under management and $253 billion in client assets under administration. For more information, visit www.seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

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SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,
	2012	2011

Asset management, admin. and distribution fees	$183,083	$167,827
Information processing and software servicing fees	60,901	55,676
Transaction–based and trade execution fees	7,768	9,724

Total revenues	251,752	233,227

Subadvisory, distribution and other asset mgmt costs	26,538	24,613
Software royalties and other information processing costs	6,185	6,703
Brokerage commissions	5,542	7,026
Compensation, benefits and other personnel	85,781	71,198
Stock-based compensation	3,879	3,424
Consulting, outsourcing and professional fees	27,314	30,183
Data processing and computer related	11,749	12,316
Facilities, supplies and other costs	15,129	14,274
Amortization	10,384	7,008
Depreciation	5,761	5,346

Total expenses	198,262	182,091

Income from operations	53,490	51,136

Net gain (loss) on investments	3,708	(1,418)
Interest and dividend income	1,490	1,400
Interest expense	(115)	(126)
Equity in earnings of unconsolidated affiliate	24,928	23,908

Net income before income taxes	83,501	74,900

Income taxes	32,415	25,256

Net income	51,086	49,644

Less: Net income attributable to the noncontrolling interest	(343)	(412)

Net income attributable to SEI	$50,743	$49,232

Diluted earnings per common share	$0.29	$0.27

Shares used to calculate diluted earnings per share	175,369	182,580

Basic earnings per common share	$0.29	$0.27

Shares used to calculate basic earnings per share	173,429	181,718

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SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Nine Months Ended September 30,
	2012	2011

Asset management, admin. and distribution fees	$532,650	$507,662
Information processing and software servicing fees	174,355	167,535
Transaction–based and trade execution fees	23,882	28,283

Total revenues	730,887	703,480

Subadvisory, distribution and other asset mgmt costs	80,889	77,213
Software royalties and other information processing costs	17,890	20,908
Brokerage commissions	17,483	20,206
Compensation, benefits and other personnel	244,855	214,836
Stock-based compensation	11,777	10,966
Consulting, outsourcing and professional fees	80,598	85,579
Data processing and computer related	34,873	35,229
Facilities, supplies and other costs	44,909	42,474
Amortization	25,413	20,031
Depreciation	16,823	16,348

Total expenses	575,510	543,790

Income from operations	155,377	159,690

Net gain (loss) on investments	7,577	3,912
Interest and dividend income	4,417	4,380
Interest expense	(389)	(485)
Equity in earnings of unconsolidated affiliate	74,970	82,387

Net income before income taxes	241,952	249,884

Income taxes	90,892	88,087

Net income	151,060	161,797

Less: Net income attributable to the noncontrolling interest	(797)	(1,234)

Net income attributable to SEI	$150,263	$160,563

Diluted earnings per common share	$0.85	$0.86

Shares used to calculate diluted earnings per share	176,317	186,032

Basic earnings per common share	$0.86	$0.87

Shares used to calculate basic earnings per share	174,869	184,030

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SEI INVESTMENTS COMPANY
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
Assets

Cash and short-term investments	$397,677	$420,986
Restricted cash	6,000	6,000
Receivables, net	226,194	167,909
Securities owned	21,081	20,949
Other current assets	19,527	19,107

Total current assets	670,479	634,951

Property and equipment, net	131,889	129,548
Marketable securities	132,722	139,333
Capitalized software, net	310,168	309,133
Investment in unconsolidated affiliate	63,618	60,954
Other assets, net	23,528	20,640

Total assets	$1,332,404	$1,294,559

Liabilities

Current liabilities	$126,535	$151,073
Deferred income taxes	95,713	93,751
Other Long-term liabilities	11,079	8,276

Total SEI Investments Company shareholders’ equity	1,081,304	1,025,316
Noncontrolling interest	17,773	16,143
Total Equity	1,099,077	1,041,459

Total liabilities and equity	$1,332,404	$1,294,559

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SEI INVESTMENTS COMPANY
ENDING ASSET BALANCES
(In millions)
(Unaudited)

	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2011	2011	2012	2012	2012
Private Banks:
Equity/Fixed Income prgms.	$15,442	$16,435	$17,180	$16,848	$17,960
Collective Trust Fund prgms.	476	450	435	335	147
Liquidity funds	5,529	5,553	5,549	5,063	5,342
Total assets under mgmnt.	$21,447	$22,438	$23,164	$22,246	$23,449

Client assets under admin.	9,845	10,355	10,916	10,719	11,611
Total assets	$31,292	$32,793	$34,080	$32,965	$35,060

Investment Advisors:
Equity/Fixed Income prgms.	$24,757	$26,639	$29,722	$29,153	$30,864
Collective Trust Fund prgms.	1,392	1,298	1,199	705	370
Liquidity funds	2,653	2,505	1,643	1,880	1,868
Total assets under mgmnt.	$28,802	$30,442	$32,564	$31,738	$33,102

Institutional Investors:
Equity/Fixed Income prgms.	$46,259	$49,051	$54,537	$55,548	$59,852
Collective Trust Fund prgms.	510	492	424	415	153
Liquidity funds	3,356	3,888	3,725	2,958	3,272
Total assets under mgmnt.	$50,125	$53,431	$58,686	$58,921	$63,277

Investment Managers:
Equity/Fixed Income prgms.	$64	$57	$62	$61	$65
Collective Trust Fund prgms.	10,896	11,255	12,781	13,004	15,433
Liquidity funds	195	152	147	226	396
Total assets under mgmnt.	$11,155	$11,464	$12,990	$13,291	$15,894

Client assets under admin.	223,620	221,198	228,327	231,549	240,965
Total assets	$234,775	$232,662	$241,317	$244,840	$256,859

Investments in New Businesses:
Equity/Fixed Income prgms.	$490	$515	$568	$551	$534
Liquidity funds	41	37	34	30	29
Total assets under mgmnt.	$531	$552	$602	$581	$563

LSV:
Equity/Fixed Income prgms.	$49,444	$53,712	$60,607	$54,922	$58,886

Total:
Equity/Fixed Income prgms.	$136,456	$146,409	$162,676	$157,083	$168,161
Collective Trust Fund prgms.	13,274	13,495	14,839	14,459	16,103
Liquidity funds	11,774	12,135	11,098	10,157	10,907
Total assets under mgmnt.	$161,504	$172,039	$188,613	$181,699	$195,171

Client assets under admin.	233,465	231,553	239,243	242,268	252,576
Total assets	$394,969	$403,592	$427,856	$423,967	$447,747

(A)
Client assets under administration in the Investment Managers segment include $38.0 billion of assets balances that require limited services and therefore are at fee levels below our normal full service assets (as of September 30, 2012).

(B)	Equity/Fixed Income programs include $2.8 billion of assets invested in various asset allocation funds at
September 30, 2012.

(C)	In addition to the numbers presented, SEI also administers an additional $4.6 billion in Funds of Funds assets (as of
September 30, 2012) on which SEI does not earn an administration fee.

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SEI INVESTMENTS COMPANY
AVERAGE ASSET BALANCES
(In millions)
(Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2011	2011	2012	2012	2012
Private Banks:
Equity/Fixed Income prgms.	$16,592	$16,624	$17,116	$16,794	$17,527
Collective Trust Fund prgms.	505	464	436	396	230
Liquidity funds	5,210	5,401	5,581	5,115	5,401
Total assets under mgmnt.	$22,307	$22,489	$23,133	$22,305	$23,158

Client assets under admin.	10,364	10,290	10,211	10,631	10,867
Total assets	$32,671	$32,779	$33,344	$32,936	$34,025

Investment Advisors:
Equity/Fixed Income prgms.	$26,658	$26,094	$28,426	$29,103	$30,032
Collective Trust Fund prgms.	1,442	1,314	1,238	984	532
Liquidity funds	2,224	2,499	2,015	1,806	1,886
Total assets under mgmnt.	$30,324	$29,907	$31,679	$31,893	$32,450

Institutional Investors:
Equity/Fixed Income prgms.	$49,115	$48,504	$52,270	$54,998	$57,763
Collective Trust Fund prgms.	505	500	427	418	284
Liquidity funds	3,416	3,461	3,765	3,147	3,253
Total assets under mgmnt.	$53,036	$52,465	$56,462	$58,563	$61,300

Investment Managers:
Equity/Fixed Income prgms.	$52	$65	$58	$63	$62
Collective Trust Fund prgms.	11,292	10,773	11,983	12,991	14,797
Liquidity funds	200	219	190	235	287
Total assets under mgmnt.	$11,544	$11,057	$12,231	$13,289	$15,146

Client assets under admin.	236,953	224,633	224,547	229,873	237,155
Total assets	$248,497	$235,690	$236,778	$243,162	$252,301

Investments in New Businesses:
Equity/Fixed Income prgms.	$525	$515	$549	$550	$530
Liquidity funds	42	42	39	33	35
Total assets under mgmnt.	$567	$557	$588	$583	$565

LSV:
Equity/Fixed Income prgms.	$54,679	$54,021	$59,200	$55,994	$57,164

Total:
Equity/Fixed Income prgms.	$147,621	$145,823	$157,619	$157,502	$163,078
Collective Trust Fund prgms.	13,744	13,051	14,084	14,789	15,843
Liquidity funds	11,092	11,622	11,590	10,336	10,862
Total assets under mgmnt.	$172,457	$170,496	$183,293	$182,627	$189,783

Client assets under admin.	247,317	234,923	234,758	240,504	248,022
Total assets	$419,774	$405,419	$418,051	$423,131	$437,805

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